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                                                                      Exhibit 99

                           UNISOURCE WORLDWIDE, INC.

                      RESTRICTED STOCK PLAN FOR DIRECTORS

                 As Amended and Restated as of January 28, 1998
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     1.  PURPOSE.  The purpose of this Restricted Stock Plan for Directors (the
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"Plan") of Unisource Worldwide, Inc. ("Unisource") is to promote an identity of interest between Unisource and its directors and to attract and retain highly competent individuals to serve as members of Unisource's Board of Directors.

     2.  EFFECTIVE DATE.  This Plan shall become effective as of January 1,
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1997.

     3.  ELIGIBILITY.  Members of the Board of Directors of Unisource who are
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not employees of Unisource or a subsidiary shall be eligible to participate in
the Plan ("Participants").   Each such non-employee director shall become a
Participant on the later of (i) the Effective Date or (ii) the date such individual first becomes a non-employee director.

     4.  STOCK.  There are authorized for issuance or delivery under the Plan an
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aggregate of 100,000 shares of Unisource's common stock, subject to adjustment as provided hereinafter in Section 10. Such shares may be authorized but unissued shares, whether now or hereafter authorized, or issued shares which have been reacquired by Unisource.

     5.  ADMINISTRATION.
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          (a) The Plan shall be administered by the Human Resources Committee
(the "Committee") of the Board of Directors of Unisource (the "Board") or by the Board. If the Board determines that it shall administer the Plan, all references in the Plan to the "Committee" shall be deemed to refer to the Board. Without limiting the foregoing, the Board may determine that awards under the Plan shall be subject to Board approval if the Board determines that such approval is necessary or appropriate to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other actions deemed necessary or advisable in administering the Plan. The determinations of the Committee on matters relating to administration of the Plan shall be conclusive and binding on all persons for all purposes. The members of the Committee shall not be liable for any action taken or any decision made in good faith relating to the Plan or any award hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of Unisource, not as a fiduciary, and in keeping with the objectives of the Plan, and need not be uniform as to similarly situated individuals.
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     6.  AWARDS.
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         (a)  Awards of Share Units.  Awards shall be made under the Plan in
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     the form of phantom shares of Unisource common stock ("Share Units"). Each
     Share Unit shall represent a phantom interest equivalent to one share of Unisource common stock ("Share"). Unisource shall credit Share Units awarded under the Plan to book accounts ("Accounts") established on Unisource's records for the Participants.

         (b)  Initial Awards.  As of the Effective Date, the Unisource
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     Worldwide, Inc. Retirement Plan for Non-Employee Directors (the "Retirement
     Plan") shall be terminated, subject to shareholder approval of this Plan.
     On January 23, 1997, each Participant shall receive an award of Share Units calculated based on the present value of the Participant's accrued benefit under the Retirement Plan. The present value of each Participant's benefit under the Retirement Plan shall be computed as of the Effective Date by Unisource's actuaries (using a 7-3/4 % interest rate and other reasonable actuarial assumptions established by Unisource's actuaries), and then shall be divided by the fair market value of a Unisource Share as of January 23, 1997. The fair market value of Unisource Shares shall be the closing sales price of Unisource Shares as reported on the New York Stock Exchange Composite Tape on January 23, 1997. Unisource shall credit to each Participant's Account Share Units equal to the amount so computed.

         (c)  Annual Awards.  On January 23, 1997 and on the date of each
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     annual meeting of Unisource's shareholders thereafter, each Participant shall receive an annual award of 800 Share Units in lieu of certain cash compensation the Participant otherwise would receive for service as a member of the Board of Directors. The Committee may change the number of Share Units to be subject to an annual award by taking such action on or before the date of the annual award. The Share Units shall be credited to each Participant's Account as of the award date. If a director becomes a Participant after the award date for a year, the Committee may grant the director an award of Share Units in such amount as the Committee deems appropriate.

     7. DIVIDEND EQUIVALENTS.  From the date of grant of each Share Unit until
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the Participant's Account has been fully distributed, on each dividend payment date for Unisource Shares, Unisource shall credit to each Participant's Account an amount equal to the dividend equivalent associated with the Share Units then credited to the Account. The dividend equivalent is an amount determined by multiplying the number of Share Units then credited to a Participant's Account by the per share cash dividend, or the per share fair market value (as determined by the Committee) of any non-cash dividend, paid by Unisource on its Shares on the dividend payment date. The amount of dividend equivalent credited to the Participant's Account shall then be converted to a number of Share Units based on the closing sales price of Unisource Shares as reported on the New York Stock Exchange Composite Tape on the dividend payment date.

     8. REDEMPTION OF SHARE UNITS.
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          (a) Separation from Service.  If a Participant retires, dies or
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otherwise ceases to be a member of the Board for any reason, Unisource shall redeem all the Share Units then credited to the Participant's Account in a lump sum payment as soon as practicable following such separation from service.

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          (b) Redemption. Unisource shall redeem Share Units by paying the
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Participant (or his or her estate or personal representative, in the event of death) a number of whole Shares equal to the number of Share Units being redeemed. Any fractional Share Units credited to a Participant's Account shall be paid in cash based on the closing sales price of Unisource Shares as reported on the New York Stock Exchange Composite Tape on the last business day before the payment date.

          (c) Awards Subject to Shareholder Approval.  Notwithstanding the
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foregoing, Share Units that are awarded before the shareholders approve the Plan may not be redeemed until after the shareholders approve the Plan. If a redemption is postponed as a result of this Subsection (c), the redemption shall be made as soon as is practicable after the shareholders approve the Plan.

     9. ACCOUNTS.  Unisource shall keep records to reflect the number of
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Share Units credited to each Participant's Account.  Fractional Share Units shall accumulate in the Participant's Account and shall be added to other fractional Share Units held in the Account to create whole Share Units. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of Unisource as a result of awards
under this Plan.   Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between Unisource and any Participant or any other person. To the extent that a Participant or other person acquires a right to receive payments from Unisource hereunder, such right shall be no greater than the right of any unsecured general creditor of Unisource.

     10. ADJUSTMENTS.  If the outstanding shares of Unisource common stock are
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increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or other property (other than ordinary cash dividends) are distributed with respect to such shares of Unisource common stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of Unisource, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off, or other distribution with respect to such shares of common stock or other securities, the Committee may make an appropriate and proportionate adjustment in (i) the maximum number and kind of Shares reserved for issuance under the Plan, (ii) the number and kind of awards granted annually under the Plan and
(iii) the number and kind of Share Units and Shares subject to then outstanding awards under the Plan. No fractional Shares will be issued under the Plan on account of any such adjustments.

     11. NONASSIGNMENT.  Awards of Share Units, and the rights and privileges
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conferred hereby, may not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise (except by will or by the laws of descent and distribution in the event a Participant dies), shall not be subject to execution, attachment or similar process, and shall not be subject to the claims of a Participant's creditors.

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     12. NO RIGHTS AS A SHAREHOLDER.  No Participant shall have any rights as a
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shareholder of Unisource as a result of the award of Share Units under the Plan.

     13. TAX WITHHOLDING.  All awards shall be subject to any applicable tax
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withholding requirements.  Unisource shall have the right to withhold from other compensation payable to the Participant amounts necessary to satisfy withholding requirements with respect to awards, or Unisource may require that the Participant pay to Unisource the amount of any such taxes that Unisource is required to withhold with respect to an award. If the Committee so permits, a Participant may elect to satisfy Unisource's tax withholding obligation with respect to an award by having Unisource withhold the number of Shares that become issuable to the Participant pursuant to the Plan by up to one-half of the total number of Shares.

     14. AMENDMENT AND TERMINATION.  The Board shall have complete power and
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authority to terminate and in any respect amend or modify the Plan, except to the extent that the approval of Unisource's shareholders is required under applicable law. No amendment, modification or termination of the Plan may have a material adverse effect on the rights of a Participant with respect to any awards previously granted, without his or her consent. No awards may be granted pursuant to this Plan after February 1, 2007. However, awards made before such date shall continue to be governed in accordance with the terms of the Plan.

     15. GOVERNMENT AND OTHER REGULATIONS.  The obligation of Unisource
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to issue and transfer Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. No Shares shall be issued or transferred in connection with any award unless and until all legal requirements applicable to the issuance or transfer or such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any award on the Participant's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. Nothing contained in the Plan shall be construed to limit the authority of Unisource to exercise its corporate rights and powers.

     16. COMPLIANCE WITH RULE 16b-3.    With respect to persons subject to
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Section 16 of the Exchange Act, it is the intent of Unisource that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.

     17. GOVERNING LAW.  The Plan shall be governed by and construed in
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accordance with the laws of the Commonwealth of Pennsylvania.

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